Exhibit 99

NIC Earns Nine Cents Per Share in Second Quarter 2011; Total Revenues Increase 14 Percent

Federal Pre-Employment Screening Program and same-state portal revenue growth drive strong results; Mississippi portal generates revenues ahead of schedule

OLATHE, Kan.--(BUSINESS WIRE)--August 2, 2011--NIC Inc. (NASDAQ: EGOV), the premier provider of eGovernment services, today announced net income of $5.5 million and earnings per share of nine cents on total revenues of $46.4 million for the three months ended June 30, 2011. Operating income increased 44 percent to $9.4 million for the current quarter. In the second quarter of 2010, the company reported net income of $3.9 million and earnings per share of six cents on total revenues of $40.7 million.

Quarterly portal revenues were a record $43.8 million, an 11 percent increase over second quarter 2010. On a same-state basis, portal revenues grew 9 percent in the second quarter. Same-state transaction-based revenues from non-driver record (non-DMV) services rose 23 percent over second quarter 2010 through strong performance from several key services, including payment processing, tax filings, motor vehicle registrations, and professional license renewals. Same-state DMV revenues were flat in the second quarter of 2011, while portal management revenues grew 8 percent. Portal time & materials revenues decreased 8 percent from the second quarter of 2010.

Current quarter portal revenues and cost of portal revenues from the new Mississippi portal, which began generating revenues in May 2011, were $0.6 million and $0.3 million, respectively. Revenues and cost of portal revenues in the current quarter also include approximately $0.1 million and $0.3 million, respectively, from the New Jersey portal, which has not yet fully deployed or become financially viable. Cost of portal revenues in the prior year quarter includes approximately $0.2 million in start-up expenses from New Jersey.

NIC’s portal gross profit percentage was 40 percent in the current year quarter, up from 39 percent in the prior year quarter.

Software & services revenues were $2.6 million in the current quarter, up 110 percent from the prior year quarter, driven by increased revenues from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration to operate the Pre-Employment Screening Program (PSP). Launched in May 2010, the PSP generated approximately $1.6 million in revenues in the second quarter of 2011 compared to $0.3 million in the prior year quarter. Software & services gross profit percentage was 62 percent in the current quarter, up from 20 percent in the prior year quarter.

“We continue to be pleased with the performance of the Pre-Employment Screening Program as thousands of driver history and safety records were accessed during the quarter,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “Access to this information not only helps motor carriers make better hiring decisions, but ultimately means that our highways are safer as trucking companies transport goods across the country.”

As a percentage of total revenues, selling & administrative expenses were 18 percent in the current quarter, down from 20 percent in the second quarter of 2010. Selling & administrative expenses were $8.4 million in the current quarter compared to $8.1 million in the second quarter of 2010. The Company incurred approximately $0.5 million in legal fees and other third-party costs in the second quarter of 2011 in connection with the previously disclosed SEC investigation and related matters, net of $0.6 million of reimbursement from the Company’s directors’ and officers’ liability insurance carrier. Selling & administrative expenses in the prior year quarter included approximately $1.4 million of costs related to the SEC matter, net of $0.4 million of insurance reimbursements. Excluding costs related to the SEC matter, selling & administrative expenses increased by approximately $1.2 million in the current quarter due mainly to higher management-level incentive compensation and benefit expense (including stock-based compensation), higher personnel and software & administrative costs to support and enhance corporate-wide information technology security and business operations, and legal expenses and accrued settlement costs related to software licensing litigation.

The Company’s effective tax rate in the current quarter increased to 41 percent from 40 percent in the prior year quarter, primarily due to a non-recurring increase in income taxes related to the completion of a state tax audit in the current quarter.

“Driven by impressive growth from the federal PSP service, which is on pace to exceed our previous revenue expectation for the year, the timely commencement of Mississippi portal revenues, and NIC’s consistent same-state portal revenue growth, our trajectory through the first half of the year indicates that fiscal 2011 is shaping up to be another solid year for NIC,” said Steve Kovzan, NIC’s Chief Financial Officer.

Operational Highlights

During the second quarter 2011, three of NIC’s state partners signed new agreements and approved contract extensions. The state of Arkansas awarded NIC a new seven-year contract running through June 30, 2018, while Idaho and West Virginia both renewed agreements for an additional two years. In addition, NIC has signed a contract with the state of Oregon, and is working to secure key transactional funding to create and sustain a financially viable portal.

Several new online services were launched during the second quarter including a new service in New Mexico giving citizens the option to request and pay for their personal driver history record online, as well as a mobile version of Arkansas’s YOUniversal Financial Aid System. The mobile YOUniversal service includes a new feature, “TEXT4HELP” allowing users to text questions to and receive answers from the customer support desk.

In addition, five portals from the NIC family of companies and their state partners were recognized for marketing excellence by the GovMark Council. The sixth annual awards ceremony honored 12 government technology marketing programs, including those by Kansas.gov, RI.gov, Texas.gov, Utah.gov, and Virginia.gov.

Second Quarter Earnings Call and Webcast Details
Dial-In Information
Tuesday, August 2, 2011
4:30 p.m. (EDT)

Call bridge:	877-941-9205 (U.S. callers) or 480-629-9818 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of the Webcast will be available until 11 p.m. (EST) on Feb. 2, 2012, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Portal revenues	$43,783	$39,482	$84,138	$76,668
Software & services revenues	2,640	1,256	5,019	2,327
Total revenues	46,423	40,738	89,157	78,995
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	26,362	23,909	51,783	47,205
Cost of software & services revenues, exclusive of depreciation & amortization	1,009	1,003	2,006	1,932
Selling & administrative	8,420	8,103	15,106	15,406
Amortization of acquisition-related intangible assets	81	81	161	161
Depreciation & amortization	1,109	1,090	2,194	2,172
Total operating expenses	36,981	34,186	71,250	66,876
Operating income	9,442	6,552	17,907	12,119
Other income (expense), net	1	(1)	4	(1)
Income before income taxes	9,443	6,551	17,911	12,118
Income tax provision	3,910	2,621	7,323	4,865
Net income	$5,533	$3,930	$10,588	$7,253

Basic net income per share	$0.09	$0.06	$0.16	$0.11
Diluted net income per share	$0.09	$0.06	$0.16	$0.11

Weighted average shares outstanding:
Basic	63,998	63,468	63,885	63,368
Diluted	64,061	63,529	63,947	63,435

Key Financial Metrics:
Revenue growth - outsourced portals	11%	28%	10%	34%
Same state revenue growth - outsourced portals	9%	7%	9%	7%
Recurring portal revenue as a % of total portal revenues	90%	88%	91%	89%
Gross profit % - outsourced portals	40%	39%	38%	38%
Revenue growth - software & services	110%	21%	116%	14%
Gross profit % - software & services	62%	20%	60%	17%
Selling & administrative expenses as a % of total revenues	18%	20%	17%	20%
Operating income as a % of total revenue	20%	16%	20%	15%

Portal Revenue Analysis:
DMV transaction-based	$16,394	$15,889	$33,093	$32,285
Non-DMV transaction-based	21,010	17,005	39,319	31,948
Portal software & development	4,342	4,698	7,651	8,655
Portal management	2,037	1,890	4,075	3,780
Total portal revenues	$43,783	$39,482	$84,138	$76,668

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$57,000	$51,687
Trade accounts receivable, net	45,903	42,059
Deferred income taxes, net	910	872
Prepaid expenses & other current assets	8,743	5,920
Total current assets	112,556	100,538

Property and equipment, net	7,418	6,758
Intangible assets, net	1,291	1,539
Deferred income taxes, net	2,032	2,298
Other assets	233	243
Total assets	$123,530	$111,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,443	$41,599
Accrued expenses	15,097	14,464
Other current liabilities	393	694
Total current liabilities	54,933	56,757

Other long-term liabilities	1,274	1,350
Total liabilities	56,207	58,107

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,014 and 63,706 shares issued and outstanding	6	6
Additional paid-in capital	111,401	107,935
Accumulated deficit	(44,084)	(54,672)
Total stockholders' equity	67,323	53,269
Total liabilities and stockholders' equity	$123,530	$111,376

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2011	63,706	$6	$107,935	$(54,672)	$53,269
Net income	-	-	-	10,588	10,588
Restricted stock vestings	288	-	120	-	120
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(84)	-	(910)	-	(910)
Stock-based compensation	-	-	2,365	-	2,365
Tax deductions relating to stock-based
compensation	-	-	1,012	-	1,012
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	227	-	227
Issuance of common stock under
employee stock purchase plan	104	-	652	-	652
Balance, June 30, 2011	64,014	$6	$111,401	$(44,084)	$67,323

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$5,533	$3,930	$10,588	$7,253
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	81	81	161	161
Depreciation & amortization	1,109	1,090	2,194	2,172
Stock-based compensation expense	1,074	943	2,365	1,983
Deferred income taxes	(261)	(369)	(426)	(407)
(Gain) loss on disposal of property and equipment	-	2	(2)	2
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(5,357)	(2,472)	(3,844)	(2,264)
(Increase) decrease in prepaid expenses & other current assets	(345)	1,407	(2,169)	(280)
(Increase) decrease in other assets	(2)	(15)	10	(47)
Increase (decrease) in accounts payable	1,781	590	(2,156)	(4,464)
Increase (decrease) in accrued expenses	3,322	2,063	(277)	123
Increase (decrease) in other current liabilities	(53)	1,308	(181)	951
Increase in other long-term liabilities	43	296	151	267
Net cash provided by operating activities	6,925	8,854	6,414	5,450
Cash flows from investing activities:
Purchases of property and equipment	(1,339)	(1,334)	(2,573)	(2,184)
Capitalized internal use software development costs	(111)	(135)	(192)	(270)
Net cash used in investing activities	(1,450)	(1,469)	(2,765)	(2,454)
Cash flows from financing activities:
Cash dividends on common stock	-	-	-	(19,312)
Proceeds from employee common stock purchases	-	-	652	682
Proceeds from exercise of employee stock options	-	17	-	17
Tax deductions related to stock-based compensation	529	-	1,012	61
Net cash provided by (used in) financing activities	529	17	1,664	(18,552)
Net increase (decrease) in cash and cash equivalents	6,004	7,402	5,313	(15,556)
Cash and cash equivalents, beginning of period	50,996	45,674	51,687	68,632
Cash and cash equivalents, end of period	$57,000	$53,076	$57,000	$53,076
Other cash flow information:
Income taxes paid	$4,145	$-	$7,145	$3,137

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
askinner@egov.com